                    LMS CODE OF CONDUCT - BOARD OF DIRECTORS

LMS Medical Systems Inc. has adopted this Code of Conduct for its Board of
Directors and the members thereof (the "Directors") to remind Directors of their legal obligations and to ensure that they meet the standard of care imposed under the Canada Business Corporations Act. This standard of care provides that, in exercising their powers and discharging their duties, every director of a corporation shall:

      o   Act honestly and in good faith with a view to the best interests of the corporation.

      o   Exercise the care, diligence, and skill that a reasonably prudent person would exercise in comparable circumstances.

In addition, ea ch Director shall comply with the Canada Business Corporations
Act, the regulations thereunder, and the Company's articles and by-laws. In fulfilling these responsibilities, Directors shall:

      o   Act in the best interests of all the Company's shareholders. If applicable, Directors shall also take into consideration the best interests of other stakeholders. Directors shall strive to avoid any conflict of interest in their capacity as Directors. Should a conflict arise, the Directors shall disclose to the Company, on a timely basis, any such conflict, whether resulting from business dealings with the
          Company, in connection with contractual relations entered into by the
          Company, or otherwise.

      o   Not use for their own benefit, or for the benefit of a third party, any property of the Company or any information they may obtain in their capacity as directors, unless they are duly authorized to do so by the Company. Directors shall take the steps necessary to ensure that any proprietary and confidential information of the Company is safeguarded.

      o   Form an independent opinion about any issue that is submitted to them and act accordingly. Directors shall take all reasonable means to satisfy themselves that the decisions approved by the Board are well founded. In this regard, the Directors shall, where appropriate, seek advice from the Company's counsel and its auditor.

      o   Always act in a manner that will not cause any prejudice or embarrassment to the Company.

      o   Meet the obligations and responsibilities required under applicable legislation. In particular, Directors will ensure that their acts are in compliance with applicable securities legislation.

Directors are encouraged to consult freely with the Company's counsel should any questions arise with respect to a proposed course of action.